Exhibit 10.1
Execution Version
REVOLVING CREDIT AND
TERM LOAN AGREEMENT
among
MEDICAL PROPERTIES TRUST, INC.
MPT OPERATING PARTNERSHIP, L.P.,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of November 30, 2007
J.P. MORGAN SECURITIES INC. AND KEYBANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Bookrunners

i

		Page

10.13	Acknowledgements	77

10.14	Releases of Guarantees and Liens	77

10.15	Confidentiality	78

10.16	WAIVERS OF JURY TRIAL	78

10.17	USA PATRIOT Act	78

v

SCHEDULES:

ES	Excluded Subsidiaries
PBBP	Pooled Borrowing Base Properties
1.1A	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.23(a)	Properties
4.23(b)	Borrowing Base Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Borrowing Request

          REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”), dated as of November 30, 2007, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Adjusted NOI”: for any fiscal period, the NOI (or pro rata share of NOI from any Real Property owned by an unconsolidated Subsidiary or joint venture of the Borrower) from any Real Property minus the Capital Expenditure Reserve net of the amount of such Capital Expenditure Reserve provided by tenants pursuant to leases for such Real Property and adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term.
          “Adjustment Date”: as defined in the definition of “Pricing Grid”.
          “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the Syndication Agent and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: as defined in the preamble hereto.
          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans

Revolving Loans and Swingline Loans	0.75%	1.75%

Term Loans	1.00%	2.00%
; provided, that (a) on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid and (b) if the Total Leverage Ratio exceeds 55%, the Applicable Margin for Term Loans shall be 1.25% for ABR Loans and 2.25% for Eurodollar Loans, effective as of the Adjustment Date.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
          “Approved Fund”: as defined in Section 10.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of any Borrowing Base Property or any Mortgage Note included in the computation of Borrowing Base Value (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.
          “Assignee”: as defined in Section 10.6(b).

          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Benefitted Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Base NOI”: for any fiscal period, the total Adjusted NOI attributable to all Borrowing Base Properties for such period plus the net income attributable to unencumbered Mortgage Notes included in the computation of Borrowing Base Value.
          “Borrowing Base Property”: any Real Property that meets each of the following criteria as of the date of determination, provided that the addition of a Borrowing Base Property after the Closing Date shall also be subject to the requirements of Section 6.10(b):
1.	Such Real Property is either (i) 100% fee owned or ground leased (with a remaining term of at least 40 years and the ability to qualify for financing under traditional long term financing terms and conditions), by Borrower or a Guarantor or (ii) at least 51% owned by the Borrower, directly or indirectly, so long as the Borrower controls the sale and financing of such Real Property.

2.	Such Real Property is either (A) improved with one or more completed medical buildings of a type consistent with the Borrower’s business strategy or (B) a Pre-Stabilized Asset.

3.	(a) The equity interests in the owner of such Real Property are pledged to the Administrative Agent and (b) such Real Property is not directly or indirectly subject to any Lien (other than Liens permitted under clauses (a) through (e) of Section 7.3) or any negative pledge agreement or other agreement that prohibits the creation of a Lien.

4.	The representations in Section 4.17 are true with respect to such Real Property.

5.	The buildings and improvements on such Real Property are free of material defects which would materially decrease the value of such Real Property.

6.	Such Real Property is located in the United States.

7.	Such Real Property is subject to a triple-net lease with a tenant, such lease is not in default after giving effect to applicable cure periods, and such tenant is not in bankruptcy or similar insolvency proceedings.

     “Borrowing Base Value”: an amount equal to the sum without duplication of (i) the lower of the undepreciated cost or market value of those Borrowing Base Properties that are 100% fee owned or ground leased by the Borrower or a Guarantor, plus (ii) the pro rata share of the lower of the undepreciated cost or market value of those Borrowing Base Properties that are at least 51% owned by the Borrower, directly or indirectly, plus (iii) the book value of unencumbered Mortgage Notes so long as (A) the real estate securing such Mortgage Note meets the criteria for a Borrowing Base Property (other than clauses (1), 3(a) and (7) of the definition thereof) and (B) such Mortgage Note is not more than 60 days past due or otherwise in default after giving effect to applicable cure periods and (C) such Mortgage Note is pledged to the Administrative Agent, plus (iv) unrestricted cash and Cash Equivalents in excess of $10,000,000, all, except for clause (ii), as determined on a consolidated basis in accordance with GAAP;
provided that (A) not more than 30% of Borrowing Base Value shall be attributable to Mortgage Notes, (B) not more than 20% of Borrowing Base Value may be attributable to any single Borrowing Base Property, (C) not more than 15% of Borrowing Base Value may be attributable to single Borrowing Base Properties (other than Pre-Stabilized Assets) which have a Lease Coverage Ratio below 1.5 to 1.0 or Pooled Borrowing Base Properties which have an aggregate Lease Coverage Ratio of 1.5 to 1.0, and any Borrowing Base Property or Pooled Borrowing Base Properties which fail to achieve such Lease Coverage Ratio for more than two consecutive quarters shall cease to be eligible for inclusion in the calculation of Borrowing Base Value, (D) not more than 20% of Borrowing Base Value may be attributable to Pre-Stabilized Assets (other than Credit-Enhanced Pre-Stabilized Assets), (E) not more than 10% of Borrowing Base Value may be attributable to Credit-Enhanced Pre-Stabilized Assets, (F) not more than 30% of Borrowing Base Value may be attributable to Borrowing Base Properties and Mortgage Notes for which a single Person is the tenant or obligor (and where any tenant or obligor is a joint venture in which a Person holds an interest, only such Person’s pro-rata share of the Borrowing Base Value attributable to the Borrowing Base Property or Mortgage Note owned by such joint venture shall be counted against such Person for purposes of this clause (F)), and (G) not more than 15% of Borrowing Base Value may be attributable to Borrowing Base Properties that are not wholly-owned by the Borrower or a Guarantor.
     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
     “Business”: as defined in Section 4.17(b).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Expenditure Reserve”: for any Real Property, the greater of (a) the amount of reserves required to be provided by tenants under either the lease (or related lease documentation) for or the Mortgage Note (or related loan documentation) secured by such Property or (b) $1,500 per medical bed which is in service and located at such Real Property.

     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Closing Date”: the date hereof.

          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: for any calendar quarter (a) 0.35% per annum if the average daily amount of the aggregate Available Revolving Commitments of all Revolving Lenders for such quarter is greater than 50% of the Total Revolving Commitments and (b) 0.20% per annum if the average daily amount of the aggregate Available Revolving Commitments of all Revolving Lenders for such quarter is less than or equal to 50% of the Total Revolving Commitments.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated October, 2007 and furnished to certain Lenders.
          “Continuing Directors”: the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election or appointment to the board of directors of Holdings is made by, or at the direction of, at least 66-2/3% of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
          “Credit-Enhanced Pre-Stabilized Assets”: the Pre-Stabilized Assets consisting of (a) as of the Closing Date, (i) the Real Property known as Paradise Valley, so long as the obligations of the tenant thereunder are guaranteed by Prime Healthcare Services, Inc. and (ii) the Real Property known as Centinela Hospital Medical Center, so long as the obligations of the tenant thereunder are guaranteed by Prime Healthcare Services, Inc. and (b) such other properties and guarantors as are proposed by the Borrower and are reasonably acceptable to the Administrative Agent. Each of such properties shall continue to be treated as a Credit-Enhanced Pre-Stabilized Asset until the earlier of (x) such Real Property individually achieves a Lease Coverage Ratio of at least 1.5 to 1.0, or any group of Pooled Borrowing Base Properties achieves an aggregate Lease Coverage Ratio of 1.5 to 1.0, or (y) the 18-month anniversary of completion of construction, redevelopment or acquisition of such Real Property, provided that such completion shall be evidenced by (i) an officer’s certificate attesting to such completion in the case of construction, or (ii) a valid license to operate and an executed lease in the case of a Pre-Stabilized Asset or an asset that requires redevelopment or repositioning.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “EBITDA”: for any fiscal period for any Person, consolidated net income (or loss) before interest, taxes, depreciation and amortization, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary items and non-recurring items or asset sales or write-ups/write-downs or forgiveness of indebtedness.
          “EBITDAR”: for any fiscal period for any Person, consolidated net income (or loss) before interest, taxes, depreciation, amortization and rent or operating lease expense, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary items and non-recurring items or asset sales or write-ups/write-downs or forgiveness of indebtedness.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any

Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page LIBOR 01 of the Reuters screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page LIBOR 01 of the Reuters screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary.

          “Excluded Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule ES attached hereto.
          “Existing Credit Agreement”: the Credit Agreement dated as of October 27, 2005 among the Borrower, Merrill Lynch Capital, as Administrative Agent, and the lenders party thereto, as the same may be modified or amended or the provisions thereof waived from time to time.
          “Existing Term Loan Agreement”: the Term Loan Credit Agreement dated as of August 9, 2007 among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders party thereto, as amended to date.
          “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), and collectively, the “Facilities”.
          “Facility Indebtedness”: the sum of the outstanding principal amount of the Term Loans plus the Total Revolving Extensions of Credit.
          “Facility Interest Expense”: for any fiscal period, the amount of Interest Expense on Facility Indebtedness.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.
          “Fee Payment Date”: the first Business Day following the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
          “FFO”: for any fiscal period, “funds from operations” of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that FFO shall (a) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of the Company, (b) at all times exclude (i) charges for impairment losses from property sales and (ii) non-recurring charges and (c) from the Closing Date through the first anniversary of the Closing Date, include gains from asset sales.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funding Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

          “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Holdings”: as defined in the preamble hereto.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (k) all obligations in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes) and (l) such obligor’s liabilities, contingent or otherwise of the type set forth in (a) through (h) above, under any joint-venture, limited liability company or partnership agreement, and (m) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Expense”: for any fiscal period, an amount equal to the sum of the following with respect to all Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP, plus (ii) all capitalized interest determined in accordance with GAAP, plus (iii) the amortization of deferred financing costs (including the Borrower’s prorata share thereof for unconsolidated Subsidiaries and joint ventures).
          “Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or the Term Loan Maturity Date, as the case may be;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit.
          “L/C Commitment”: $15,000,000.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lease Coverage Ratio”: for any Person or property, the ratio of EBITDAR for such Person or property to the aggregate rent payable under leases with respect to such Person or property for any quarter.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Moody’s”: as defined in the definition of Cash Equivalents.
          “Mortgage Note”: as defined in the definition of Total Asset Value.
          “Mortgage Secured Indebtedness”: the portion of Total Indebtedness which is secured by a mortgage Lien on Real Property.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Net Operating Income (“NOI”)”: for any fiscal period, and with respect to any Real Property, the total rental and other operating income from the operation of such Real Property after deducting all expenses and other proper charges incurred in connection with the operation of such Real Property during such fiscal period, including, without limitation, property operating expenses, real estate taxes and bad debt expenses, but before payment or provision for

Total Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with GAAP. In the case of Real Property owned by Affiliates of the Borrower which are not wholly-owned by the Borrower, Net Operating Income shall be reduced by the amount of cash flow of such Affiliate allocated for distribution to the other owners of such Affiliate.
          “Non-Excluded Taxes”: as defined in Section 2.19(a).
          “Non-U.S. Lender”: as defined in Section 2.19(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 10.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pooled Borrowing Base Properties”: the Borrowing Base Properties consisting of (a) as of the Closing Date, those properties set forth on Schedule PBBP for which the underlying leases relating to such properties are cross-defaulted, and (b) after the Closing Date, such other additional or replacement Borrowing Base Properties which are reasonably acceptable to the Administrative Agent for addition to Schedule PBBP from time to time.
          “Pre-Stabilized Asset”: a Real Property or a Mortgage Note secured by a Real Property, in each case where such Real Property is in the process of being constructed, redeveloped or repositioned with one or more medical buildings of a type consistent with the Borrower’s business strategy and is proceeding to completion without undue delay. Any such Real Property or Mortgage Note shall continue to be treated as a Pre-Stabilized Asset until the earlier of (a) such Real Property individually achieves a Lease Coverage Ratio of at least 1.5 to 1.0, or any group of Pooled Borrowing Base Properties of which such Real Property is a part achieves an aggregate Lease Coverage Ratio of 1.5 to 1.0, or (b) the 18-month anniversary of completion of construction, redevelopment or acquisition of such Real Property, provided that such completion shall be evidenced by (i) an officer’s certificate attesting to such completion in the case of construction, or (ii) a valid license to operate and an executed lease in the case of a Pre-Stabilized Asset or an asset that requires redevelopment or repositioning.
          “Pricing Grid”: the table set forth below.

Total Leverage Ratio	Applicable Margin for	Applicable Margin for
	Revolving Loans which are	Revolving Loans which are
	Eurodollar Loans	ABR Loans

<40%	1.50%	0.50%

≥40% and <50%	1.75%	0.75%

≥50% and <55%	2.00%	1.00%

≥55%	2.25%	1.25%

          For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.
          “Projections”: as defined in Section 6.2(b).
          “Properties”: as defined in Section 4.17(a).
          “Real Property”: any real property owned or ground-leased by a Group Member.

          “Recourse Mortgage Secured Indebtedness”: Mortgage Secured Indebtedness which is recourse to the obligor thereunder.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Borrowing Base Property or any Mortgage Note included in the computation of Borrowing Base Value.
          “Refunded Swingline Loans”: as defined in Section 2.7.
          “Register”: as defined in Section 10.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or Revolving Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use (a) all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire new Borrowing Base Properties or Mortgage Notes to be included in the computation of Borrowing Base Value or (b) all or a specified portion of the Net Cash Proceeds of a Recovery Event to repair or replace assets damaged by such Recovery Event.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire new Borrowing Base Properties or Mortgage Notes to be included in the computation of Borrowing Base Value or to repair or replace assets damaged by a Recovery Event, as applicable.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 120 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire new Borrowing Base Properties or Mortgage Notes to be included in the computation of Borrowing Base Value or repair or replace assets damaged by a Recovery Event, as applicable, in each case with all or any portion of the relevant Reinvestment Deferred Amount.
          “REIT”: a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, ..29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 66-2/3% of (a) until the Funding Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23. The original amount of the Total Revolving Commitments is $154,000,000.
          “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 2.4(a).

          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
          “Revolving Termination Date”: November 8, 2010; provided that the Borrower may, by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least sixty (60) days prior to the Revolving Termination Date, extend the Revolving Termination Date for one (1) year so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the effective date of such extension, (B) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the date of such written notice and on and as of the effective date of such extension as if made on and as of such dates, and (C) the Borrower pays an aggregate extension fee equal to 0.25% of the then existing Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).
          “S&P”: as defined in the definition of Cash Equivalents.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Exchangeable Note Indenture”: the Indenture dated as of November 6, 2006 entered into by the Borrower and Holdings in connection with the issuance of the Senior Exchangeable Notes, together with all instruments and other agreements entered into by the Borrower or Holdings in connection therewith.
          “Senior Exchangeable Notes”: the senior exchangeable notes of the Borrower issued pursuant to the Senior Exchangeable Note Indenture.
          “Senior Note Indenture”: the Indenture dated as of July 14, 2006 entered into by the Borrower and Holdings in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or Holdings in connection therewith.
          “Senior Notes”: the senior notes of the Borrower issued pursuant to the Senior Note Indenture.

          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control” or “Designated Event” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture or the Senior Exchangeable Note Indenture.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and any Excluded Subsidiary.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.
          “Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 2.6.
          “Swingline Participation Amount”: as defined in Section 2.7.
          “Syndication Agent”: as defined in the preamble hereto.
          “Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $66,000,000.
          “Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.
          “Term Loan”: as defined in Section 2.1, and including any incremental Term Loans made pursuant to Section 2.23.
          “Term Loan Maturity Date”: November 8, 2011.
          “Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Total Asset Value”: an amount equal to the sum, without duplication, of (i) the lower of the undepreciated cost or market value of all Real Properties that are 100% fee owned or ground-leased by the Group Members, plus (ii) the pro-rata share of the lower of the undepreciated cost or market value of all Real Properties that are less than 100% fee owned or ground-leased by the Group Members, plus (iii) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000, plus (iv) the book value of (A) notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than 60 days past due or otherwise in default after giving effect to applicable cure periods (“Mortgage Notes”) and (B) notes receivable of Group Members (1) under which the obligor (or the guarantor thereof) is the operator of a medical property for which a Group Member is the lessor or mortgagee, (2) which are cross-defaulted to the lease or Mortgage Note held by such Group Member, (3) which are not more than 60 days past due or otherwise in default after giving effect to applicable cure periods, and (4) which are set forth in a schedule provided to the Administrative Agent and have been approved by the Required Lenders (provided that not more than $50,000,000 of Total Asset Value may be attributable to notes receivable described in this clause (B)), all as determined on a consolidated basis in accordance with GAAP.

          “Total EBITDA”: for any fiscal period, total EBITDA of the Group Members and the Borrower’s prorata share of EBITDA of unconsolidated Subsidiaries and joint ventures of the Borrower.
          “Total Fixed Charges”: for any fiscal period, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Total Indebtedness (but excluding any balloon payments due at maturity), plus (iii) all dividend payments due to the holders of any preferred shares of beneficial interest of Holdings and all distributions due to the holders of any limited partnership interests in the Borrower other than limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of the Company (including the Borrower’s prorata share thereof for unconsolidated Subsidiaries and joint ventures).
          “Total Indebtedness”: all Indebtedness of the Group Members and the Borrower’s prorata share of all Indebtedness of unconsolidated Subsidiaries and joint ventures of the Borrower.
          “Total Leverage Ratio”: as defined in Section 7.1(a).
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
     (b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
     2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Funding Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Lenders’ commitments to make the Term Loan shall expire on November 30, 2007 if the Funding Date has not occurred by such date.
     2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, on the anticipated Funding Date) requesting that the Term Lenders make the Term Loans on the Funding Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 4:00 P.M., New York City time, on the Funding Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
     2.3 Repayment of Term Loans.
     (a) The Term Loan of each Lender shall mature in 16 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

December 31, 2007	$165,000

Installment	Principal Amount

March 31, 2008	$165,000
June 30, 2008	$165,000
September 30, 2008	$165,000
December 31, 2008	$165,000
March 31, 2009	$165,000
June 30, 2009	$165,000
September 30, 2009	$165,000
December 31, 2009	$165,000
March 31, 2010	$165,000
June 30, 2010	$165,000
September 30, 2010	$165,000
December 31, 2010	$165,000
March 31, 2011	$165,000
June 30, 2011	$165,000
September 30, 2011	$165,000
Term Loan Maturity Date	$63,360,000 or remaining principal amount of Term Loans
     2.4 Revolving Commitments.
     (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

     (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
     2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and certifying that the conditions set forth in Section 5.2 are satisfied. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
     2.6 Swingline Commitment.
     (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

     (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.
     2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.
     (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit E (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and certifying that the conditions set forth in Section 5.2 are satisfied. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
     (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
     (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
     (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
     (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     2.8 Commitment Fees, etc.
     (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
     (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
     2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
     2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Term Loans and Revolving Loans which are ABR Loans, and no later than 11:00 A.M. New York City time on the date of prepayment, in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
     2.11 Mandatory Prepayments and Commitment Reductions.
     (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2, other than Indebtedness incurred in accordance with paragraph (f) thereof but excluding any purchase money Indebtedness incurred in connection with an acquisition permitted by Section 7.8(g)), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and Revolving Loans as set forth in Section 2.11(d).
     (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered in respect thereof, 50% of such Net Cash Proceeds shall be applied within five (5) Business Days of such date toward the prepayment of the Term Loans and Revolving Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 in any fiscal year of the Borrower, (ii) if such Net Cash Proceeds are not reinvested within five (5) Business Days of the date such Net Cash Proceeds are received, the Borrower shall apply such Net Cash Proceeds within five (5) Business Days of the date of receipt to the repayment of the Revolving Credit Loans (without any corresponding reduction of the Revolving Commitments), (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d), and to the extent that the Borrower has applied Net Cash Proceeds to the repayment of Revolving Loans pursuant to clause (ii) above, the Borrower shall reborrow Revolving Loans in the amount of the Reinvestment Prepayment Amount and apply such proceeds to the prepayment of Term Loans and Revolving Loans as set forth in Section 2.11(d).
     (c) The Borrower shall repay all outstanding Term Loans on the Term Loan Maturity Date. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
     (d) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 (other than the Net Cash Proceeds from the incurrence of Indebtedness secured by a Lien on a Borrowing Base Property) shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b), second, to the prepayment of Swingline Loans (without any corresponding reduction of the Revolving Commitments), third, to the prepayment of Revolving Loans (without any corresponding reduction of the Revolving Commitments), and fourth, to cash collateralize Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Revolving Lenders on terms and conditions satisfactory to the Administrative Agent. Amounts to be applied in connection with prepayments made pursuant to Section 2.11(a) from the Net Cash Proceeds from the incurrence of Indebtedness secured by a Lien on a Borrowing Base Property shall be applied, first, to the prepayment of Swingline Loans (without any corresponding reduction of the Revolving Commitments), second, to the prepayment of Revolving Loans (without any corresponding reduction of the Revolving Commitments), third to the prepayment of the Term Loans in accordance with Section 2.17(b), , and fourth, to cash collateralize Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Revolving Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
     2.12 Conversion and Continuation Options.
     (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five (5) Eurodollar Tranches shall be outstanding at any one time.
     2.14 Interest Rates and Payment Dates.
     (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
     (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand of the Administrative Agent.
     2.15 Computation of Interest and Fees.
     (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).
     2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
     2.17 Pro Rata Treatment and Payments.

     (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.
     (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
     (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
     (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such

Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
     (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
     2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on or measured by the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.19 Taxes.
     (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
     (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
     (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
     (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall be the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Eurodollar Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).
     2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

     2.23 Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent on up to two (2) occasions during the period from the Closing Date to the eighteen (18) month anniversary of the Closing Date, request incremental Term Commitments and/or incremental Revolving Commitments, as applicable, in an amount not to exceed the aggregate amount of $130,000,000 from one or more additional Term Lenders and/or additional Revolving Lenders (which may include any existing Lender) willing to provide such incremental Term Loans and/or incremental Revolving Commitments, as the case may be, in their own discretion; provided, that each incremental Revolving Lender and incremental Term Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless, in the case of any incremental Lender, such incremental Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the incremental Term Commitments and/or incremental Revolving Commitments being requested, (ii) the aggregate amount of all incremental Term Commitments and incremental Revolving Commitments, when taken together with all other incremental Commitments, shall not exceed $130,000,000 in the aggregate (the “Incremental Limit”), and (iii) the date on which such incremental Term Commitments and/or incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”). The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders willing to hold the requested incremental Term Commitments and/or incremental Revolving Commitments.
     (b) The Borrower and each incremental Term Lender and/or incremental Revolving Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the incremental Term Commitment of such incremental Term Lender and/or incremental Revolving Commitment of such incremental Revolving Lender. Each such documentation shall specify the terms of the applicable incremental Term Loans and/or incremental Revolving Commitments; provided, that (i) the incremental Term Loans shall rank pari passu in right of payment and of security with the Term Loans and shall have the same terms as the Term Loans (including as to pricing, maturity and amortization) and (ii) from and after the effectiveness of each amendment or other documentation, the associated incremental Revolving Commitments shall thereafter be Revolving Commitments with the same terms as the Revolving Commitments (including as to pricing and maturity). Each of the parties hereto hereby agrees that, upon the effectiveness of any such documentation, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the incremental Term Commitments and/or incremental Revolving Commitments evidenced thereby (including adjusting the Revolving Percentages and/or the Term Percentages), and new Notes shall be issued and the Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Commitments, in each case without the consent of the Lenders other than those Lenders with incremental Revolving Commitments and/or Term Commitments. The fees payable by the Borrower upon any such incremental Revolving Commitments and/or Term Commitments shall be agreed upon by the Administrative Agent, the Lenders with incremental Revolving Commitments and/or Term Commitments and the Borrower at the time of such increase.
Notwithstanding the forgoing, nothing in this Section 2.23 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitments hereunder.

     (c) Notwithstanding the foregoing, no incremental Term Commitment or incremental Revolving Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant amendment or other documentation and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 5.1 and such additional customary documents and filings as the Administrative Agent may reasonably require, and (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.1 after giving effect to such incremental Term Commitment and/or incremental Revolving Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.
     (d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all incremental Term Loans (other than Term Loans) in the form of additional Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of incremental Revolving Commitments, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis. The Borrower agrees that Section 2.20 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Lenders to effect the foregoing.
SECTION 3. LETTERS OF CREDIT
     3.1 L/C Commitment.
     (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
     (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the

Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
     3.3 Fees and Other Charges.
     (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), payable quarterly in arrears on each Fee Payment Date after the issuance date.
     (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
     3.4 L/C Participations.
     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing
     (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
     3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.6 that such payment be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).
     3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
     3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans or to issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
     4.1 Financial Condition.
     (a) The pro forma covenant compliance certificate described in Section 5.1(l), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Funding Date and the use of proceeds thereof, (ii) the repayment of Indebtedness under the Existing Credit Agreement and the Existing Term Loan Agreement and (iii) the payment of fees and expenses in connection with the foregoing. Such certificate has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial covenant compliance of Borrower and its consolidated Subsidiaries as at the Funding Date, assuming that the events specified in the preceding sentence had actually occurred at such date.
     (b) The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except for the lack of footnotes with interim statements). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property other than the prepayment of the mortgage note of Alliance Hospital and Centinela Hospital Medical Center.
     4.2 No Change. Since June 30, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that its failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
     4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property (including Mortgage Notes), and none of such property is subject to any Lien except as permitted by Section 7.3. Each Group Member has obtained customary title insurance on its Real Property.

     4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
     4.10 Taxes. Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
     4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
     4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
     4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to repay existing Indebtedness of the Borrower under the Existing Term Loan Agreement and the Existing Credit Agreement. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital needs, the repayment of Indebtedness of the Borrower and its Subsidiaries and acquisitions permitted by this Agreement.
     4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the best knowledge of Holdings and the Borrower after due inquiry:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained during the ownership or lease of, or operation by, such Group Member, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) During the ownership or lease of, or operation by, any Group Member, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) During the ownership or lease of, or operation by, any Group Member, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have during the ownership or lease of, or operation by, any Group Member been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
     4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, do not contain as of the date such statement, information, document or certificate was so furnished and as updated from time to time, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, the Confidential Information Memorandum, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock which are represented by certificates delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 which by operation of law would have priority over the Liens on such Collateral).
     4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
     4.21 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Note Indenture, and the Senior Exchangeable Note Indenture including any amendments, supplements or modifications with respect to any of the foregoing.
     4.22 Status of Holdings. Holdings (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code. The common stock of Holdings is listed for trading on the New York Stock Exchange.
     4.23 Properties. Schedule 4.23(a) sets forth a list of all Real Property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 4.23(b) sets forth a list of all Borrowing Base Properties and the owner (or ground-lessor) of such Borrowing Base Property. All such Borrowing Base Properties satisfy the requirements for a Borrowing Base Property set forth in the definition thereof.
SECTION 5. CONDITIONS PRECEDENT
     5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:
     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative

Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Rating. The Borrower shall have obtained a rating (which rating may be a private letter rating) for the Facilities of BB- or higher from S&P and Ba3 or higher from Moody’s.
     (c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2005 and 2006 fiscal years and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements.
     (d) Projections. The Lenders shall have received satisfactory projections through 2008.
     (e) Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged or to be discharged on or prior to the Funding Date pursuant to documentation satisfactory to the Administrative Agent.
     (g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Funding Date. All such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Funding Date.
     (h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Funding Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and

(ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (i) Legal Opinion. The Administrative Agent shall have received the legal opinion of Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Agents.
     (j) Pledged Stock; Stock Powers. The Administrative Agent shall have received any certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for any such certificate executed in blank by a duly authorized officer of the pledgor thereof.
     (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.
     (l) Compliance Certificate. The Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Borrowing Base Value.
     (m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of Holdings.
     (n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5.
     (o) Pay-off of Existing Facilities. The Administrative Agent shall have received satisfactory evidence that (i) (A) the repayment in full and termination of the Existing Term Loan Agreement and (B) the release of all collateral granted thereunder shall occur immediately upon the funding of the Loans hereunder on the Funding Date and (ii) (A) the repayment in full of the Existing Credit Agreement shall occur immediately upon the funding of the Loans hereunder on the Funding Date and (B) the Borrower has delivered a notice to Merrill Lynch Capital, as administrative agent, terminating the Existing Credit Agreement and requesting the release of all collateral granted thereunder.
     5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) Borrowing Base Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Sections 7.1(g) and (h) on a pro-forma basis on the date of such extension of credit after giving effect to such extension of credit, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Borrowing Base Value.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
               Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:
     6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except for the absence of footnotes with the interim statements) consistently throughout the periods reflected therein and with prior periods. Delivery by Holdings to the Administrative Agent and the Lenders of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q, in each case in accordance with SEC requirement for such reports, shall be deemed to be compliance by Holdings with this Section 6.1(a) and Section 6.1(b), as applicable.

     6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):
     (a) as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings and within 90 days after the end of each fiscal year of Holdings, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
     (b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;
     (c) within 45 days after the end of each fiscal quarter of the Borrower (or 90 days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that delivery to the Administrative Agent and the Lenders of Holdings’ annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.1(c);
     (d) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture or the Senior Exchangeable Note Indenture;
     (e) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all material financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
     6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except for any nonpayment of which could not reasonably be expected to have a Material Adverse Effect.
     6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Holdings will do all things necessary to maintain its status as a REIT and will maintain its listing on the New York Stock Exchange.
     6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, all-risks casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
     6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (e) any default by tenant under a lease of Real Property or any default by an obligor under any Mortgage Note held by a Group Member, in each case after giving effect to any applicable cure period and to the extent that such Real Property or Mortgage Note is included in the Borrowing Base Value; and
     (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
     6.8 Environmental Laws.
     (a) Comply with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
     6.9 Distributions in the Ordinary Course. In the ordinary course of business, the Borrower causes all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business. The Borrower shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

     6.10 Additional Collateral, etc. (a) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (b) Prior to the addition of any new Real Property as a Borrowing Base Property after the Closing Date, the Borrower shall deliver written notice to the Agents of its request to add such Real Property as a Borrowing Base Property at least ten (10) Business Days prior to the proposed date of such addition together with (a) a certificate of a Responsible Officer certifying that such Real Property satisfies the eligibility criteria set forth in the definition of “Borrowing Base Property”, certifying as to compliance with the financial covenants on a pro-forma basis after giving effect to the addition of such Real Property as a Borrowing Base Property, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Borrowing Base Value, and certifying that the representations and warranties regarding the Collateral set forth in Article 4 remain true and correct after giving effect to the addition of such Borrowing Base Property, and (b) a copy of the lease for such Real Property, a lease abstract for such Real Property, an operating statement for such Real Property, in each case certified by an officer of the Borrower as being true and correct, and such other information regarding such Real Property as the Agents may reasonably request. Promptly (and in any event within ten (10) Business Days) after receipt of all of the foregoing information, the Agents shall review such information and notify the Borrower in writing whether or not they accept the Borrower’s determination that such Real Property qualifies as a Borrowing Base Property. From and after the date of such written notification from the Agents, and so long as such Real Property continues to satisfy the eligibility criteria set forth in the definition of “Borrowing Base Property”, such Real Property shall be treated as a Borrowing Base Property hereunder.
     (c) The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents
     6.11 Notices of Asset Sales or Dispositions. The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than five (5) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of (i) a Borrowing Base Property or (ii) other assets of the Loan Parties or their Subsidiaries, in a single transaction or series of related transactions, for consideration in excess of $3,000,000, in each case which is permitted pursuant to Section 7.2(f), 7.3(i) or Section 7.5, as applicable. In addition, simultaneously with delivery of any such notice, the Loan Parties shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants contained herein) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed sale, encumbrance or other Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with the financial covenants on a pro-forma basis, including as to the calculation of Borrowing Base Value.
     To the extent such proposed transaction would result in a Default or an Event of Default, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist. Otherwise, the Borrower shall apply the proceeds of such transaction in accordance with Section 2.11.
     If such proposed transaction is permitted hereunder, the Administrative Agent shall, at the Borrower’s expense, take all such action reasonably requested by the Borrower to release any Lien granted to or held by the Administrative Agent with respect to the Collateral relating to such Real Property or Mortgage Note being sold, encumbered or disposed of, as applicable, under any Security Document, including without limitation release of the pledge of stock of any Subsidiary whose principal asset is such Real Property or Mortgage Note being sold, encumbered or disposed of and to release the guarantee obligations of any such Subsidiary under the Guarantee and Collateral Agreement.
     6.12 Maintenance of Ratings. The Borrower shall maintain ratings on the Facilities from each of S&P and Moody’s; provided that if the rating obtained from such rating agency is a private letter rating that is not monitored and automatically updated by such rating agency, then the Borrower shall obtain an annual update of such rating on or before each anniversary of the Closing Date.
SECTION 7. NEGATIVE COVENANTS
     Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
     7.1 Financial Condition Covenants.

     (a) Total Leverage Ratio. Permit the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 55%, provided that such ratio may exceed 55% as of the end of up to 2 consecutive fiscal quarters in one fiscal year so long as such ratio does not exceed 60%.
     (b) Fixed Charge Coverage Ratio. Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Borrower to be less than 1.50 to 1.0.
     (c) Mortgage Secured Leverage Ratio. Permit the ratio of Mortgage Secured Indebtedness to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 25%.
     (d) Recourse Mortgage Secured Leverage Ratio. Permit the ratio of Recourse Mortgage Secured Indebtedness to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 10%.
     (e) Consolidated Adjusted Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum of (i) $403,662,837 plus (ii) 85% of Net Cash Proceeds from issuances of Capital Stock by the Borrower or Holdings after September 30, 2007.
     (f) Floating Rate Debt. Permit the ratio of Total Indebtedness that bears interest at a floating rate of interest to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 30%.
     (g) Facility Leverage Ratio. Permit the ratio of Facility Indebtedness to Borrowing Base Value as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries to exceed 50%.
     (h) Borrowing Base Interest Coverage Ratio. Permit the ratio of Borrowing Base NOI for any period of four consecutive fiscal quarters of the Borrower to Facility Interest Expense for such period to be less than 2.0 to 1.0 as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its subsidiaries.
     (i) Covenant Compliance Calculations. The Borrower shall deliver the certificate described in Section 5.2(c) evidencing compliance with the financial ratios set forth in Sections 7.1(g) and (h) as of each Borrowing Date. Such calculations shall be made in accordance with Section 7.1(j).
     (j) Pro Forma Calculations.

     (i) For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(g) and (i) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Borrowing Base Value the actual value of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Borrowing Base Value the actual value of any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.
     (ii) For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(h) and (i) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Borrowing Base NOI the actual NOI for the relevant period of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (B) adding to Borrowing Base NOI the projected NOI for the next four quarters (based on the Borrower’s projections made in good faith) for any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (C) excluding from Facility Interest Expense, the Facility Interest Expense for the relevant period for any Facility Indebtedness for which the Borrower or any Subsidiary is no longer obligated in respect of, or as the result of the application of proceeds from, any Borrowing Base Properties sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, and (D) adding to Facility Interest Expense, the projected Facility Interest Expense for the next four quarters (based on the Borrower’s projections made in good faith) for any Facility Indebtedness assumed or incurred by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.
     7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
     (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (e) (i) Indebtedness of the Borrower in respect of the Senior Notes and the Senior Exchangeable Notes and (ii) Guarantee Obligations of Holdings in respect of such Indebtedness; and

     (f) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) at any one time outstanding that would not cause a violation of Section 7.1;
; provided that the Borrower shall not permit any Subsidiary Guarantor that is the owner (or ground-lessee) of a Borrowing Base Property or a Mortgage Note included in the computation of Borrowing Base Value to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness that is recourse to such Subsidiary Guarantor.
     7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens (not affecting the Collateral) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens created pursuant to the Security Documents;
     (h) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and
     (i) Liens (not affecting the Collateral) securing Indebtedness permitted by Section 7.2(f);

provided that notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries to, grant a Lien on its Capital Stock as collateral for Indebtedness to any Person other than the Administrative Agent.
     7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and
     (c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.
     7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by clause (i) of Section 7.4(b);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and
     (e) the Disposition of other property having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrower, so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, and the Borrower complies with Section 2.11 and Section 6.11.
     7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

     (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments of such amount to its shareholders; provided that (i) beginning with the fiscal quarter ended December 31, 2007, the Borrower shall not make Restricted Payments to Holdings in excess of 100% of FFO (w) for the period of one fiscal quarter for the fiscal quarter ended December 31, 2007, (x) for the period of two fiscal quarters for the fiscal quarter ended March 31, 2008, (y) for the period of three fiscal quarters, for the fiscal quarter ended June 30, 2008, and (z) for the period of four fiscal quarters, for the fiscal quarter ended September 30, 2008 and thereafter, (ii) if a Default or an Event of Default has occurred and is continuing, the Borrower may only make Restricted Payments to Holdings in the amounts required to be made by Holdings in order to maintain its status as a REIT; and (iii) the Borrower may not make any Restricted Payments to Holdings if the Obligations have been declared due and payable.
     7.7 [Reserved].
     7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
     (e) [reserved];
     (f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; and
     (g) Investments consisting of acquisitions of real property or Mortgage Notes receivable consistent with the Borrower’s business strategy, so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto.
     7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes or the Senior Exchangeable Notes; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Exchangeable Notes (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon).

     7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
     7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
     7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Notes or the Senior Exchangeable Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
     7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
     7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
     7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Exchangeable Note Indenture or the Senior Indenture and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

     7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
SECTION 8. EVENTS OF DEFAULT
               If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5 of the Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or
     (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) (i) (any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 90% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (iv) a Specified Change of Control shall occur;
     (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred with respect to guarantees of the Senior Notes, the Senior Exchangeable Notes or the Indebtedness set forth on Schedule 7.3(f), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower; or
     (m) the collateral granted to the Lenders under the Existing Credit Agreement has not been released under the Existing Credit Agreement and added as Collateral hereunder on or before December 31, 2007;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
     9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
     9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
     9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letters of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     9.10 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.
SECTION 10. MISCELLANEOUS
     10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of the Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (viii) change Section 2.17 (a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
	Attention:	Michael G. Stewart
	Telecopy:	(205) 969-3756
	Telephone:	(205) 969-3755

Borrower:	MPT Operating Partnership, L.P.
c/o Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501

Birmingham, AL 35242
	Attention:	Michael G. Stewart
	Telecopy:	(205) 969-3756
	Telephone:	(205) 969-3755

Administrative Agent:	JPMorgan Chase Bank, N.A.
277 Park Avenue, 3rd Floor
New York, NY 10172
	Attention:	Vanessa Chiu
	Telecopy:	(646) 534-0574
	Telephone:	(212) 622-6015
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
     10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses and including such costs and expenses incurred under Section 6.10 and 6.11, with statements with respect to the foregoing to be submitted to the Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or breach of obligations of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Michael G. Stewart (Telephone No. (205) 969-3755) (Telecopy No. (205) 969-3756), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons, other than a natural person (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;
     (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
     (C) the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Issuing Lender or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
     (i) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of a Term Loan) or $5,000,000 (in the case of a Revolving Commitment) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
               For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

     (ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.
          (v) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).
          (b) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (c) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (d) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

     10.7 Adjustments; Set-off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.
     10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with their rights and obligations hereunder and under the other Loan Documents, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
     10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     10.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MEDICAL PROPERTIES TRUST, INC.
By:	/s/ R. Steve Hamner
	Name:	R. Steve Hamner
	Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ R. Steve Hamner
	Name:	R. Steve Hamner
	Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender
By:	/s/ Laura Conway
	Name:	Laura Conway
	Title:	Vice President

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ Thomas G. Scott
	Name:	Thomas G. Scott
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products Services, US

By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director Banking Products Services, US

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Dan LePage
	Name:	Dan LePage
	Title:	Authorized Signatory

Schedule ES
Excluded Subsidiaries

1.	MPT West Houston Hospital, LLC

2.	MPT West Houston Hospital, L.P.

3.	MPT West Houston MOB, LLC

4.	MPT West Houston MOB, L.P.

5.	MPT Finance Company, LLC

6.	MPT Development Services, Inc.

7.	MPT of North Cypress, LLC

8.	MPT of North Cypress, L.P.

9.	MPT of Odessa Hospital, LLC

10.	MPT of Odessa Hospital, L.P.

11.	MPT of Muskogee, LLC

12.	MPT of California, LLC

13.	San Joaquin Health Care Associates, Limited Partnership

14.	92 Brick Road, LLC

15.	1300 Campbell Lane, LLC

16.	4499 Acushnet Avenue, LLC

17.	7173 North Sharon Avenue, LLC

18.	8451 Pearl Street, LLC

Schedule PBBP — Pooled Borrowing Base Properties

Property	Pools

Stabilized facilities
San Antonio	Pool 2
Luling	Pool 2
Victoria	Pool 2
Desert Valley	No
Chino Valley	Pool 3
Montclair Hospital	Pool 3
Sherman Oaks	No
West Anaheim	Pool 4
Huntington Beach	Pool 4
La Palma Intercommunity	Pool 4
Covington	Pool 5
Denham Springs	Pool 5
Marina	No

Pre-stabilized facilities
D51 Bucks County	No
Monroe Hospital	No
Paradise Valley	No
Centinela	No
Shasta Regional	No
Twelve Oaks	No

Schedule 1.1A
Commitments

	Revolving	Term
Lender	Commitment	Commitment

JPMorgan Chase Bank, N.A.	$28,000,000	$12,000,000
KeyBank National Association	$28,000,000	$12,000,000
Raymond James Bank, FSB	$28,000,000	$12,000,000
UBS Loan Finance LLC	$28,000,000	$12,000,000
Deutsche Bank Trust Company Americas	$21,000,000	$9,000,000
Royal Bank of Canada	$21,000,000	$9,000,000

	$154,000,000	$66,000,000

Schedule 4.4
Consents, Authorizations, Filings and Notices
     1. In connection with the termination of the Existing Term Loan Agreement, UCC-3 Termination Statements with respect to each UCC-1 Financing Statement filed in connection with the Existing Term Loan Agreement and naming a Loan Party as debtor.
     2. In connection with the termination of the Existing Credit Agreement, the payoff letter executed by Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.

Schedule 4.15
Subsidiaries

	Jurisdiction of	Percentage of Capital Stock Owned
Name	Organization	by any Loan Party
MPT of Victorville, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Bucks County, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Bucks County, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Bucks County, LLC
MPT of Bloomington, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Covington, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Denham Springs, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Redding, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Chino, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Sherman Oaks, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Dallas LTACH, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Dallas LTACH, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Dallas LTACH, LLC
MPT of Centinela, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Centinela, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Centinela, LLC
MPT of Montclair, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Montclair, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Montclair, LLC
MPT of Portland, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Warm Springs, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

	Jurisdiction of	Percentage of Capital Stock Owned
Name	Organization	by any Loan Party
MPT of Warm Springs, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Warm Springs, LLC
MPT of Victoria, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Victoria, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Victoria, LLC
MPT of Luling, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Luling, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Luling, LLC
MPT of Huntington Beach, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Huntington Beach, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Huntington Beach, LLC
MPT of West Anaheim, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of West Anaheim, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of West Anaheim, LLC
MPT of La Palma, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of La Palma, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of La Palma, LLC
MPT of Paradise Valley, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Paradise Valley, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Paradise Valley, LLC
MPT of Southern California, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Southern California, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Southern California, LLC
MPT of Twelve Oaks, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Twelve Oaks, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Twelve Oaks, LLC

	Jurisdiction of	Percentage of Capital Stock Owned
Name	Organization	by any Loan Party
MPT of Shasta, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Shasta, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Shasta, LLC
MPT of Inglewood, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.
MPT of Inglewood, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Inglewood, LLC

Schedule 4.19(a)
UCC Filing Jurisdictions
1.	With respect to each Loan Party other than Holdings: UCC-1 Financing Statement to be filed with the Secretary of State of the State of Delaware

2.	With respect to Holdings: UCC-1 Financing Statement to be filed with the Secretary of State of the State of Maryland

Schedule 4.23(a) — List of Real Property of Group Members

	Property	Owner/Ground Lessor	Capacity

1.	DSI, Bucks County Hospital	MPT of Bucks County, LP	Owner

2.	Monroe Hospital	MPT of Bloomington, LLC	Owner

3.	Gulf States Long-Term Acute Care Hospital of Covington	MPT of Covington, LLC	Owner

4.	Gulf States Long-Term Acute Care Hospital of Denham Springs	MPT of Denham Springs, LLC	Owner

5.	Northern California Rehabilitation Hospital	MPT of Redding, LLC	Owner

6.	Sherman Oaks Hospital	MPT of Sherman Oaks, LLC	Owner

7.	Vibra Specialty Hospital of Dallas	MPT of Dallas LTACH, LP	Owner

8.	Montclair Hospital Medical Center	MPT of Montclair, LP.	Owner

9.	Vibra Specialty Hospital of Portland	MPT of Portland, LLC	Owner

10.	San Antonio Warm Springs Rehabilitation Hospital	MPT of Warm Springs, L.P.	Owner

11.	Victoria Warm Springs Rehabilitation Hospital	MPT of Victoria, L.P.	Owner

12.	Warm Springs Specialty Hospital	MPT of Luling, L.P.	Owner

13.	Huntington Beach Hospital	MPT of Huntington Beach, LP.	Owner

14.	West Anaheim Medical Center	MPT of West Anaheim, L.P.	Owner

15.	La Palma Intercommunity Hospital	MPT of La Palma, L.P.	Owner

16.	Paradise Valley Hospital	MPT of Paradise Valley, L.P.	Owner

17.	North Cypress Medical Center	MPT of North Cypress, L.P.	Owner

18.	New Bedford Rehabilitation Hospital	4499 Acushnet Avenue, LLC	Owner

19.	North Valley Rehabilitation Hospital	8451 Pearl Street, LLC	Owner

20.	Marlton Rehabilitation Hospital	92 Brick Road, LLC	Owner

21.	Southern Kentucky Rehabilitation Hospital	1300 Campbell Lane, LLC	Owner

22.	San Joaquin Valley Rehabilitation Hospital	San Joaquin Health Care Associates, LP	Owner

Schedule 4.23(b) — List of Borrowing Base Properties

	Property	Owner/Ground Lessor	Capacity

1.	Desert Valley Hospital	MPT of Victorville, LLC	Mortgagor

2.	DSI, Bucks County Hospital	MPT of Bucks County, L.P.	Owner

3.	Monroe Hospital	MPT of Bloomington, LLC	Owner

4.	Gulf States Long-Term Acute Care Hospital of Covington	MPT of Covington, LLC	Owner

5.	Gulf States Long-Term Acute Care Hospital of Denham Springs	MPT of Denham Springs, LLC	Owner

6.	Northern California Rehabilitation Hospital	MPT of Redding, LLC	Owner

7.	Chino Valley Medical Center	MPT of Chino, LLC	Mortgagor

8.	Sherman Oaks Hospital	MPT of Sherman Oaks, LLC	Owner

9.	Vibra Specialty Hospital of Dallas	MPT of Dallas LTACH, L.P.	Owner

10.	Daniel Freeman Marina Hospital	MPT of Centinela, L.P.	Mortgagor

11.	Montclair Hospital Medical Center	MPT of Montclair, L.P.	Owner

12.	Vibra Specialty Hospital of Portland	MPT of Portland, LLC	Owner

13.	San Antonio Warm Springs Rehabilitation Hospital	MPT of Warm Springs, L.P.	Owner

14.	Victoria Warm Springs Rehabilitation Hospital	MPT of Victoria, L.P.	Owner

15.	Warm Springs Specialty Hospital	MPT of Luling, L.P.	Owner

16.	Huntington Beach Hospital	MPT of Huntington Beach, L.P.	Owner

17.	West Anaheim Medical Center	MPT of West Anaheim, L.P.	Owner

18.	La Palma Intercommunity Hospital	MPT of La Palma, L.P.	Owner

19.	Paradise Valley Hospital	MPT of Paradise Valley, L.P.	Owner

20.	Paradise Valley Hospital	MPT of Southern California, LP.	Mortgagor

21.	Centinela Hospital Medical Center	MPT of Inglewood, L.P.	Owner

22.	Shasta Regional Medical Center	MPT of Shasta, L.P.	Owner

23.	Twelve Oaks Medical Center	MPT of Twelve Oaks, L.P.	Owner

Schedules 7.2(d) — List of Current Indebtedness

MPT Entity	Indebtedness	Amount

MPT of North Cypress, LP.	Colonial Bank, N.A. Revolving Line of Credit (consisting of Indebtedness as defined in sections (a) and (i) of the definition thereof in the Credit Agreement)	Up to $42,000,000
Schedule 7.3(f) — List of Current Liens Securing Indebtedness
MPT of North Cypress, LP.               Lien on North Cypress Real Property

EXHIBIT A
FORM OF GUARANTEE AND COLLATERAL AGREEMENT
     GUARANTEE AND COLLATERAL AGREEMENT, dated as of November 2007, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), and each of the other signatories hereto (together with any other entity that may become a party hereto as provided herein the “Subsidiary Guarantors”, and together with Holdings, the “Guarantors”, and together with the Borrower and Holdings, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time party as Lenders to the Revolving Credit and Term Loan Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the Lenders, the Administrative Agent and KEYBANK NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”).
RECITALS
     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;
     WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
     WHEREAS, the proceeds of the Loans under the Credit Agreement, will be used in part to enable the Borrower to finance a portion of the Acquisition and pay related fees and expenses;
     WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the Loans under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS
1.1 Definitions.
     (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, or, alternatively, as defined in the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof).
     (b) The following terms shall have the following meanings:
     “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
     “Borrower”: MPT Operating Partnership, L.P., a Delaware corporation.
     “Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to any Agent, Lender or Indemnitee, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).
     “Collateral”: as defined in Section 3.
     “Equity Interests”: of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.
     “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor with respect to the Credit Agreement which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).
     “Indemnitee”: as defined in Section 10.5 of the Credit Agreement.
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, or its certificate of formation and its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such person.
     “Pledged Alternative Equity Interests”: shall mean all participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests, all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests.
     “Pledged Debt”: shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 3 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the Instruments and Chattel Paper evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
     “Pledged Entity”: shall mean the issuer of Pledged Equity Interests.
     “Pledged Equity Interests”: shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Alternative Equity Interests.
     “Pledged LLC Interests”: all interests owned, directly or indirectly, by any Grantor in any limited liability company (including those listed on Schedule 2) other than the Excluded Subsidiaries and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Partnership Interests”: all interests owned, directly or indirectly, by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership (including those listed on Schedule 2) other than the Excluded Subsidiaries and the certificates, if any, representing such partnership interests and any interest of the Borrower on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Stock”: all shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (including those listed on Schedule 2) other than the Excluded Subsidiaries at any time issued or granted to or owned, held or acquired by any Grantor, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books and records of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC, including, in any event, all dividends, returns of capital and other distributions and income from Pledged Equity Interests and Pledged Debt and all collections thereon and payments with respect thereto.
     “Secured Obligations”: the Borrower Obligations and the Guarantor Obligations.
     “Secured Parties”: the Administrative Agent, the Lenders and Indemnitees and each of their respective successors and transferees.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Unasserted Obligations”: shall mean, at any time, Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of interest on, and fees relating to, any Secured Obligations and (ii) contingent reimbursement obligations in respect of any amounts that may be drawn under Letter of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
1.2 Other Definitional Provisions.
     (a) As used herein and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to any Grantor not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

     (b) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
     (e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.
SECTION 2. GUARANTEE
2.1 Guarantee.
     (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Borrower Obligations. Guarantors agree that this guarantee is a guarantee of payment and performance and not of collection.
     (b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans under the Credit Agreement and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor. Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.
     (c) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 (other than Unasserted Obligations) have been paid in full, and all commitments to extend credit under the Credit Agreement have terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) unless released as provided in clause (iii) below, shall survive the repayment of the Loans under the Credit Agreement, and the release of the Collateral and remain enforceable as to all Borrower Obligations that survive such repayment, termination and release and (iii) shall be released when and as set forth in Section 8.15(a) or (b).
     (d) No payment (other than payment in full of all the Secured Obligations) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Borrower Obligations then outstanding or thereafter incurred.
2.2 Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by any Grantor or is received or collected on account of the Borrower Obligations from any Grantor or its property:
     (a) If such payment is made by the Borrower or from its property or if any payment is made by the Borrower or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 2.2(b) or otherwise, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Guarantor or its property.
     (b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Secured Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets (net of their liabilities, other than Secured Obligations) and any other equitable considerations deemed appropriate by the court.
     (c) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Section 2.2(b), such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Secured Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor under Section 2.2(b)) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement. To the fullest extent permitted under applicable law, such right of subrogation shall be enforceable solely against the Borrower and the Guarantors, and not against the Secured Parties, and neither the Administrative Agent nor any Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Guarantor, then (subject to and upon payment in full of all outstanding Secured Obligations) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without (to the fullest extent permitted under applicable law) any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.
     (d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Secured Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Secured Obligations. Until payment in full of the Secured Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Secured Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
     (e) The obligations of the Guarantors under the Loan Documents, including their liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
     (f) Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) to the fullest extent permitted by applicable law, neither the Administrative Agent nor any Secured Party shall ever have any duty or liability whatsoever in respect of any such right.
2.3 Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as the Administrative Agent (or the requisite Secured Parties) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law. Each Guarantor hereby acknowledges and agrees that the Administrative Agent and the Secured Parties may at any time or from time to time, with or without the consent of, or notice to, Guarantors or any of them:
     (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;
     (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;
     (c) amend or modify, in any manner whatsoever, the Loan Documents;
     (d) extend or waive the time for any Loan Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
     (e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent and the Secured Parties have been granted a Lien, to secure any Obligations;
     (f) release anyone who may be liable in any manner for the payment of any amounts owed by Guarantors or any Loan Party to the Administrative Agent or any Secured Party;
     (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Loan Party are subordinated to the claims of the Administrative Agent and the Secured Parties; and/or
     (h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Loan Party to the Administrative Agent or any Secured Party in such manner as the Administrative Agent or any Secured Party shall determine in its discretion.

     The Administrative Agent and the Secured Parties shall not incur any liability to Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantors or any of them under this guarantee.
2.4 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Borrower Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, genuineness, regularity, enforceability or any future amendment of, or change in the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) the absence of any action to enforce this guarantee or any other Loan Document or the waiver or consent by the Administrative Agent and/or the Secured Parties with respect to any of the provisions thereof, (c) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent in respect thereof (including, without limitation, the release of any such security), (d) the insolvency of any Loan Party, or (e) any other action or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of the Borrower for the Borrower Obligations, a defense of a surety or guarantor or a legal or equitable discharge of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
2.5 Reinstatement. The guarantee contained in this Section 2 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Borrower Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.
2.6 Demand by Agent or Lenders. In addition to the terms of the guarantee set forth in this Section 2, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.
2.7 Enforcement. In no event shall the Administrative Agent have any obligation (although it is entitled, at its option) to proceed against any Borrower or any other Loan Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Administrative Agent’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.
2.8 Waiver. In addition to the waivers contained in Section 2.4 hereof, Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantors of their Guaranteed Obligations under, or the enforcement by the Administrative Agent or the Secured Parties of, this guarantee. Guarantors hereby waive diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in any Borrower’s financial condition or any other fact which might increase the risk to Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this guarantee. Guarantors represent, warrant and jointly and severally agree that, as of the date of this, guarantee, their obligations under this guarantee are not subject to any offsets or defenses against the Administrative Agent or the Secured Parties or any Loan Party of any kind. Guarantors further jointly and severally agree that their obligations under this guarantee shall not be subject to any counterclaims, offsets or defenses against the Administrative Agent or any Secured Party or against any Loan Party of any kind which may arise in the future except for those arising operation of law.
2.9 Severability, etc. It is the intention and agreement of each Guarantor, the Administrative Agent and the Secured Parties that the obligations of each Guarantor under this Agreement shall be valid and enforceable against such Guarantors to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement creating any obligation of the Guarantors in favor of the Administrative Agent and the Secured Parties shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each

Guarantor, the Administrative Agent and the Secured Parties that any balance of the obligation created by such provision and all other obligations of the Guarantors to the Administrative Agent and the Secured Parties created by other provisions of this Agreement shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Administrative Agent and the Secured Parties may be otherwise entitled to collect from the Guarantors under this Agreement to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the obligations of the Guarantors under this Agreement, it is the stated intention and agreement of each Guarantor and the Administrative Agent and the Secured Parties that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Administrative Agent and the Secured Parties from the Guarantors.
2.10 Payments. Each Guarantor hereby agrees to pay all amounts payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds as specified in the Credit Agreement.
2.11 Assurances. Each Guarantor hereby agrees, upon the written request of the Administrative Agent or any Secured Party, to execute and deliver to the Administrative Agent or such Secured Party, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent or such Secured Party to cause this guarantee set forth in this Section 2 to be, become or remain valid and effective in accordance with its terms.
SECTION 3. GRANT OF SECURITY INTEREST AND PLEDGE
3.1 Grant and Pledge. Each Grantor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:
     (a) Pledged Equity Interests and Pledged Debt;
     (b) all certificates, notes, instruments, books and records (regardless of medium) pertaining to or evidencing any of the foregoing; and
     (c) all Proceeds of any of the foregoing;
provided, that (i) this Agreement shall not constitute a grant of a security interest in, and the term “Collateral” and its components listed in clauses (a) through (c) above shall not include, any property to the extent that and for as long as such grant of a security interest is in Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso to such definition; and (ii) the security interest granted hereby shall attach to, and the term “Collateral” shall include, (x) at all times all proceeds of such property, (y) such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (z) to the extent severable, all rights in respect of such property that are not subject to the applicable condition described in clause (i).
3.2 Delivery of Collateral. All certificates and instruments evidencing the Collateral shall be delivered to and held by or on behalf of the Administrative Agent, for itself and the benefit of Lenders, pursuant hereto. All Pledged Equity Interests shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent.
SECTION 4. REPRESENTATIONS AND WARRANTIES
Each Grantor hereby represents and warrants to each Secured Party that:
4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
4.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement, such Grantor owns each item of Collateral granted by it free and clear of any and all Liens or claims of others. To such Grantor’s knowledge, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed (a) in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or (b) in respect of Liens that are permitted by the Credit Agreement or any other Loan Document or for which termination statements will be delivered on the Closing Date.
4.3 Perfected First Priority Liens.
     (a) Upon (i) completion of the filings and other actions specified on Schedule 4 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and, where required, duly executed form), and (ii) the taking or making of other actions and filings, as set forth of Schedule 4 hereto, that will be taken on or made prior to or contemporaneously with the Closing Date, the security interests granted in Section 3 (A) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor and (B) are and will be prior to all other Liens on such Collateral except for Liens permitted by the Credit Agreement which have priority over or are in pari passu with the Liens on such Collateral by operation of law.
     (b) Each Grantor consents to the grant by each other Grantor of the security interests granted hereby and the transfer of any Pledged Equity Interest and Pledged Debt to the

Administrative Agent or its designee following an Event of Default and to the substitution of the Administrative Agent or its designee or the purchaser upon any foreclosure sale as the holder and beneficial owner of the interest represented thereby.
4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and exact legal name, jurisdiction of organization, organizational identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or principal residence, as the case may be, are specified on Schedule 5. On the date hereof, such Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 5, the jurisdiction of such Grantor’s organization or formation is required to maintain a public record showing the Grantor to have been organized or formed. On the date hereof, except as specified on Schedule 5, such Grantor has not changed its name, jurisdiction of organization, chief executive office or its corporate or organizational structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years. Such Grantor has furnished to the Administrative Agent its Organizational Documents as in effect as of a date which is recent to the date hereof and long-form good standing certificate, or an equivalent certificate issued by its jurisdiction of organization, as of a date which is recent to the date hereof.
4.5 Corporate Power; Authorization; Enforceable Pledge and Guaranteed Obligations. The execution, delivery and performance of the guarantee set forth in Section 2, the pledge set forth in Section 3 and all other Loan Documents and all instruments and documents to be delivered by each Grantor hereunder and under the Credit Agreement are within such Grantor’s corporate power, have been duly authorized by all necessary or proper corporate action, including the consent of stockholders where required, are not in contravention of any provision of such Grantor’s charter or by-laws, do not violate any law or regulation, or any order or decree of any Governmental Authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Grantor is a party or by which any Grantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of any Grantor, other than those in favor of the Administrative Agent, for itself and the benefit of the Secured Parties, and the same do not require the consent or approval of any Governmental Authority, all of which have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, this Agreement and each of the Loan Documents to which any Grantor is a party shall have been duly executed and delivered for the benefit of or on behalf of such Grantor, and each shall then constitute a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms.
4.6 Investment Related Property.
     (a) As of the date hereof and as of the date of the most recent update to Schedule 2 in accordance with the terms of the Loan Documents, Schedule 2 hereto sets forth under the headings “Pledged Stock,” “Pledged LLC Interests” and “Pledged Partnership Interests,” all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, respectively, owned by such Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. As of the date hereof and as of the date of the most recent update to Schedule 3 in accordance with the terms of the Loan Documents, Schedule 3 sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by such Grantor. All of the Pledged Debt set forth on Schedule 3 has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.
     (b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Equity Interests in each Pledged Entity owned by such Grantor.
     (c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and non-assessable.
     (d) The Pledged Equity Interests pledged on the Closing Date (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) are not “investment company securities” (as defined in Section 8-103(b) of the New York UCC), (iii) do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the “issuer’s jurisdiction” of each Issuer thereof (as such term is defined in the Uniform Commercial Code in effect in such jurisdiction) and (iv) are not evidenced by certificates.
     (e) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Equity Interests and the Pledged Debt pledged by it hereunder, free of any and all Liens or options in favor of, or adverse claims of, any other person, except Liens permitted to exist on the Collateral by the Credit Agreement, and there are no outstanding warrants, options, calls, commitments or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests or Pledged Debt.
     (f) None of the Pledged Equity Interests or Pledged Debt has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.
4.7 Approvals. No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the pledge of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Grantor, or (ii) for the exercise by Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition and the exercise of such voting and other rights by laws affecting the offering and sale of securities and the exercise of rights and remedies by secured parties generally.

4.8 Survival. The representations and warranties set forth in this Section 4 shall survive the execution and delivery of this Agreement.
SECTION 5. COVENANTS
Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Collateral is released pursuant to Section 8.15:
5.1 Covenants in Credit Agreement. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.
5.2 Delivery and Control of Instruments, Certificated Securities and Pledged Equity Interests.
     (a) If any of the Collateral of such Grantor is or shall become evidenced or represented by any Instrument such Instrument shall be promptly, and in any event within ten (10) Business Days, delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement and all of such property owned by any Grantor as of the Closing Date shall be delivered on the Closing Date.
     (b) If any issuer of any Pledged Equity Interest is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions under the laws of such jurisdiction, including causing the issuer to register the pledge on its books and records, as may be reasonably requested by the Administrative Agent, to insure the validity, perfection and priority of the security interest of the Administrative Agent.
     (c) If any Collateral constituting Pledged LLC Interests and Pledged Partnership Interests is evidenced by certificates after the Closing Date, such Pledged LLC Interests and Pledged Partnership Interests shall provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the “issuer’s jurisdiction” of each Issuer thereof (as such term is defined in the Uniform Commercial Code in effect in such jurisdiction) and such Pledged LLC Interests and Pledged Partnership Interests shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except such taxes, assessments, charges, levies and claims as to which the failure to pay or discharge such obligations, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Perfected Security Interest; Further Documentation.
     (a) Such Grantor shall maintain and preserve the security interest created by this Agreement and the Liens of the Administrative Agent in such Grantor’s Collateral as a security interest having at least the perfection and priority described in Section 4.3 and shall defend the title to the Collateral, such Liens of the Administrative Agent and such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.
     (b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor in reasonable detail and such other reports in connection therewith as the Administrative Agent may reasonably request.
     (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute, acknowledge and deliver, and have recorded, all such further instruments and documents, including, without limitation, a completed Pledge Supplement, substantially in the form of Annex I attached hereto, and take such further actions as the Administrative Agent may reasonably request for the purpose of creating, perfecting, ensuring the priority of, protecting or enforcing the Administrative Agent’s security interest in the Collateral or otherwise conferring or preserving the full benefits of this Agreement, the Liens in and to the Collateral intended to be created by this Agreement and of the interests, rights and powers herein granted. Grantor will cooperate with the Administrative Agent, at Grantor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Collateral.
5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon not less than ten (10) Business Days’ prior written notice and delivery to the Administrative Agent of (a) all additional financing statements and other documents (executed where appropriate) reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
     (i) to the extent that an additional financing statement would need to be filed, change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.4, (otherwise such notice shall be provided within forty five (45) days thereafter); or
     (ii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.
5.6 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:
     (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral that would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

     (b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
5.7 Pledged Equity Interests.
     (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Equity Interest of any Pledged Entity, whether in addition to, in substitution of, as a conversion of, or in exchange for, any share or unit of Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or equivalents covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Collateral constituting Pledged Equity Interests or Pledged Debt upon the liquidation or -dissolution of any Pledged Entity or Pledged Debt shall be paid over to the Administrative Agent (unless otherwise agreed in the Credit Agreement) to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of such Pledged Equity Interests or Pledged Debt or any property shall be distributed upon or with respect to such Pledged Equity Interests or Pledged Debt pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such Pledged Equity Interests or Pledged Debt shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.
     (b) Without the prior written consent of the Administrative Agent, such Grantor will not, except as permitted by the Credit Agreement, (i) vote to enable, or take any other action to permit, any Pledged Entity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Equity Interests, Pledged Debt or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Equity Interests, Pledged Debt or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Equity Interests, Pledged Debt or Proceeds thereof (unless such restriction is permitted by the Credit Agreement).

     (c) In the case of each Grantor which is a Pledged Entity, such Grantor agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests and Pledged Debt issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Pledged Equity Interests or Pledged Debt issued by it and (iii) it will take all actions required or reasonably requested by the Administrative Agent to enable or permit each Grantor to comply with Sections 6.1(c) and 6.5 as to all Pledged Equity Interests and Pledged Debt issued by it.
5.8 Limitations on Dispositions of Collateral. Without the prior written consent of Administrative Agent, Grantor shall not sell, transfer, assign, lease, pledge, or otherwise encumber or otherwise dispose of any of its rights in or to the Collateral, or grant a Lien in the Collateral, or attempt, offer or contract to do so except as expressly permitted pursuant to the Credit Agreement.
SECTION 6. REMEDIAL PROVISIONS
6.1 Pledged Equity Interests and Pledged Debt.
     (a) Unless an Event of Default has occurred and is continuing and the Administrative Agent has given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to Section 6.1(b), each Grantor may receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Debt to the extent permitted in the Credit Agreement, and may exercise all voting and corporate or other organizational rights with respect to Pledged Equity Interests and Pledged Debt; provided, that no vote shall be cast or corporate or other organizational right exercised or other action taken (other than in connection with a transaction not prohibited by the Credit Agreement) which, with the Administrative Agent’s reasonable judgment, would impair the Collateral or result in any Default.
     (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Equity Interests and Pledged Debt and shall make application thereof to the Secured Obligations in the order set forth in Section 6.3, and (ii) any or all of the Pledged Equity Interests and Pledged Debt shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate, consensual and other rights pertaining to such Pledged Equity Interests at any meeting of shareholders of the relevant Pledged Entities or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledge Equity Interests and Pledged Debt as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Equity Interests and Pledged Debt upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Pledged Entity, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Equity Interests and Pledged Debt, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity Interests and Pledged Debt with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (c) Each Grantor hereby authorizes and instructs each Pledged Entity pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledged Entity shall be fully protected in so complying, and (ii) after receipt by a Pledged Entity or obligor of any instructions pursuant to Section 6.1(c)(i) hereof, pay any dividends or other payments with respect to the Pledged Equity Interests and Pledged Debt directly to the Administrative Agent or as the Administrative Agent may otherwise direct.
     (d) Each Grantor hereby irrevocably and unconditionally waives any and all of its consensual rights and Transfer restrictions under the applicable Organizational Documents, including without limitation to the pledge of the Pledged Equity Interests and the admission of a substitute owner, member or partner, as applicable, of such Pledged Equity Interests, relating to its respective Pledged Equity Interests, in connection with the pledges made by each other Grantor hereunder to the Administrative Agent, for the benefit of the Secured Parties, and any Transfer that might result therefrom or from the exercise by the Administrative Agent of any of its rights under this Agreement. As used in this Section 6.1(d), “Transfer” means any sale, assignment or conveyance and any transfer occurring as a result of or in connection with the enforcement or realization by a Secured Party of its security interest granted by means of any encumbrance, collateral assignment, mortgage or pledge by it or any other Grantor of all or any portion of its Pledged Equity Interests, whether occurring voluntarily or by operation of law or the disposition of any Pledged Equity Interests pursuant to a foreclosure or sale in lieu of a foreclosure.
6.2 Proceeds to be Turned Over to Administrative Agent. If an Event of Default shall occur and be continuing and the Administrative Agent has instructed any Grantor to do so, all Proceeds received by such Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent under this Section 6.2 shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All such Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.3.
6.3 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if and whenever any Event of Default has occurred and is continuing, the Administrative Agent may apply all or any part of Proceeds constituting

Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations in the following order (it being understood that any application of such Proceeds constituting Collateral by the Administrative Agent towards the payment of the Secured Obligations shall be made in the following order): first, to unpaid and unreimbursed costs, expenses and fees of the Administrative Agent and the Administrative Agent payable hereunder (including to reimburse ratably any other Secured Parties which have advanced any of the same to the Administrative Agent), second, to the Administrative Agent, for application by it toward payment of all amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amount of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties, and third, to the Administrative Agent, for application by it toward prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amount of the Secured Obligations then held by the Secured Parties. Any balance of such Proceeds remaining after the Secured Obligations have been paid in full, shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes of this Section, to the extent that any Secured Obligation (other than Unasserted Obligations) is unmatured, unliquidated or contingent at the time any distribution is to be made pursuant to clause Second above, the Administrative Agent shall allocate a portion of the amount to be distributed pursuant to such clause for the benefit of the Secured Parties holding such Secured Obligations and shall hold such amounts for the benefit of such Secured Parties until such time as such Secured Obligations become matured, liquidated and/or payable at which time such amounts shall be distributed to the holders of such Obligations to the extent necessary to pay such Secured Obligations in full (with any excess to be distributed in accordance with this Section as if distributed at such time). In making determinations and allocations required by this Section, the Administrative Agent may conclusively rely upon information provided to it by the holder of the relevant Secured Obligations (which, in the case of the immediately preceding sentence shall be a reasonable estimate of the amount of the Secured Obligations) and shall not be required to, or be responsible for, ascertaining the existence of or amount of any Secured Obligations.
6.4 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the Administrative Agent, without demand of performance or other demand, resentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 6.3, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise of any rights hereunder other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of such Secured Party. If any notice of a proposed sale or other disposition of Collateral is required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
6.5 Registration Rights.
     (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interest pursuant to Section 6.4, and if in the reasonable opinion of the Administrative Agent it is necessary or reasonably advisable to have the Pledged Equity Interest, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use its commercially reasonable efforts to cause the Pledged Entity thereof to (i) execute and deliver, and cause the directors and officers of such Pledged Entity to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or reasonably advisable to register the Pledged Equity Interest, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interest, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its commercially reasonable efforts to cause such Pledged Entity to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
     (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interest, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interest for the period of time necessary to permit the Pledged Entity thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Pledged Entity would agree to do so.
     (c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.5 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.5 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.5 shall be specifically enforceable against such Grantor, and to the fullest extent permitted by applicable law, such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.
6.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.
6.7 Cooperation. Grantor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and Grantor waives the benefit of all such laws to the extent it lawfully may do so. Grantor agrees that it will not interfere with any right, power and remedy of Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Grantor by the Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Grantor in any respect.
6.8 Specific Performance. Grantor further agrees that a breach of any of the covenants contained in this Section 6 will cause irreparable injury to the Administrative Agent and the Secured Parties that the Administrative Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 6 shall be specifically enforceable against Grantor, and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.
SECTION 7. THE ADMINISTRATIVE AGENT
7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.
     (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any notes or other instruments for the payment of moneys due under any Pledged Debt of such Grantor or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any Collateral of such Grantor whenever payable;
     (ii) execute, in connection with any sale provided for in Section 6.4 or 6.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (D) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
The Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default has occurred and is continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply with, or cause performance or compliance with, such agreement.
     (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to each Grantor until this Agreement is terminated and all security interests created hereby with respect to the Collateral of such Grantor are released.
7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Parties to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except, in the case of the Administrative Agent only in respect of its own gross negligence, willful misconduct or breach of obligations, to the extent required by applicable law (subject to Section 10.5 of the Credit Agreement and other applicable provisions of the Loan Documents).
7.3 Financing Statements. Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, and may add thereto “whether now owned or hereafter acquired.”
7.4 Authority, Immunities and Indemnities of Administrative Agent. Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Administrative Agent shall• have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Administrative Agent, including Section 10 thereof, as fully as if such Secured Party were a Lender. The Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8. MISCELLANEOUS
8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or to such other address as such Guarantor may notify the Administrative Agent in writing; provided further that notices to the Administrative Agent shall be addressed as follows, or to such other address as may be hereafter notified by the Administrative Agent:
Administrative Agent:	JPMorgan Chase Bank, N.A. 277 Park Avenue, 3rd Floor New York, NY 10172

Attention:

Telecopy:

Telephone:

8.3 No Waiver by Course of Conduct Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4 Enforcement Expenses; Indemnification.
     (a) (i) Each Guarantor agrees to pay, or reimburse the Administrative Agent for, all its reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2, and (ii) each Grantor agrees to pay, or reimburse the Administrative Agent for, all its costs and expenses incurred in enforcing its pledge in Section 3 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including the reasonable fees and disbursements of counsel to the Administrative Agent.
     (b) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
     (c) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement on the terms set forth in Section 10.5 of the Credit Agreement.
     (d) The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and, unless so consented to, each such assignment, transfer or delegation by any Grantor shall be void.
8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each

Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.
8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
8.13 Acknowledgements. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
     (b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
8.14 Additional Grantors; Supplements to Schedules.
     (a) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex II hereto.
     (b) The Grantors shall deliver to the Administrative Agent supplements to the Schedules to this Agreement as necessary to reflect changes thereto arising after the date hereof, unless otherwise specified herein, in accordance with the terms of and on the dates specified in

Section 6.1(b) the Credit Agreement. Such Supplements shall become part of this Agreement as of the date of delivery to the Administrative Agent.
8.15 Releases.
     (a) At such time as the Loans and all other Secured Obligations (other than Unasserted Obligations) have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents (in form and substance reasonably satisfactory to the Administrative Agent) as such Grantor may reasonably request to evidence such termination.
     (b) If any of the Collateral is sold, transferred, encumbered or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Lien created pursuant to this Agreement in such Collateral shall be released, and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of such Collateral (not including Proceeds thereof) from the security interests created hereby. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred, encumbered or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale, encumbrance or other disposition in reasonable detail, including a good faith estimate of the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.17 Secured Parties. By accepting the benefits of the Collateral, each of the Secured Parties agrees to be bound by the terms of the Loan Documents, including, without limitation, Section 10 of the Credit Agreement.
[SIGNATURE PAGES FOLLOW]

MEDICAL PROPERTIES TRUST, INC.
By:
Name:
Title:

MPT OPERATING PARTNERSHIP, L.P.,
By:
Name:
Title:

MPT OF REDDING, LLC
MPT OF CHINO, LLC
MPT OF SHERMAN OAKS, LLC
MPT OF BUCKS COUNTY, LLC
MPT OF VICTORVILLE, LLC
MPT OF BLOOMINGTON, LLC
MPT OF COVINGTON, LLC
MPT OF DENHAM SPRINGS, LLC
MPT OF DALLAS LTACH, LLC
MPT OF CENTINELA, LLC
MPT OF MONTCLAIR, LLC
MPT OF PORTLAND, LLC
MPT OF WARM SPRINGS, LLC
MPT OF VICTORIA, LLC
MPT OF LULING, LLC
MPT OF HUNTINGTON BEACH, LLC
MPT OF WEST ANAHEIM, LLC
MPT OF LA PALMA, LLC
MPT OF TWELVE OAKS, LLC
MPT OF SHASTA, LLC
MPT OF PARADISE VALLEY, LLC
MPT OF SOUTHERN CALIFORNIA, LLC
MPT OF INGLEWOOD, LLC

By:	MPT OPERATING PARTNERSHIP, L.P., sole member of each of the above entities

By:
Name:
Title:

MPT OF BUCKS COUNTY, L.P.
By:	MPT OF BUCKS COUNTY, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF DALLAS LTACH, L.P.
By:	MPT OF DALLAS LTACH, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF CENTINELA, L.P.
By:	MPT OF CENTINELA, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF MONTCLAIR, L.P.
By:	MPT OF MONTCLAIR, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF WARM SPRINGS, L.P.
By:	MPT OF WARM SPRINGS, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF VICTORIA, L.P.
By:	MPT OF VICTORIA, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF LULING, L.P.
By:	MPT OF LULING, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF HUNTINGTON BEACH, L.P.
By:	MPT OF HUNTINGTON BEACH, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF WEST ANAHEIM, L.P.
By:	MPT OF WEST ANAHEIM, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF LA PALMA, L.P.
By:	MPT OF LA PALMA, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF TWELVE OAKS, L.P.
By:	MPT OF TWELVE OAKS, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF SHASTA, L.P.
By:	MPT OF SHASTA, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF PARADISE VALLEY, L.P.
By:	MPT OF PARADISE VALLEY, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF SOUTHERN CALIFORNIA, L.P.
By:	MPT OF SOUTHERN CALIFORNIA, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

MPT OF INGLEWOOD, L.P.
By:	MPT OF INGLEWOOD, LLC, its general partner

By:	MPT OPERATING PARTNERSHIP, L.P., its sole member

By:
	Name:	R. Steven Hamner
	Title:	Executive Vice President and CFO of MPT Operating Partnership, L.P.

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

Annex I — Pledge Supplement
Annex II — Assumption Agreement
Annex III — Acknowledgement and Consent
Schedule 1 — Notices
Schedule 2 — Description of Pledged Equity Interests
Schedule 3 — Description of Pledged Debt
Schedule 4 — Filing and Other Actions Required to Perfect Security Interests
Schedule 5 — Grantor Identification Information

ANNEX I to
Guarantee and Collateral Agreement
PLEDGE SUPPLEMENT
     This PLEDGE SUPPLEMENT, dated [                        , 200  ], is delivered by [                    ], a [                    ] (the “Grantor”) pursuant to the Guarantee and Collateral Agreement, dated as of November 30, 2007 (as it may be from time to time amended, restated, modified or supplemented, the “Guarantee and Collateral Agreement”), among the other Grantors named therein, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee and Collateral Agreement.
     Grantor hereby confirms the grant to the Administrative Agent set forth in the Guarantee and Collateral Agreement of, and does hereby grant to the Administrative Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules (i) are accurate and complete in all material respects and accurately and (ii) completely set forth all additional information required pursuant to the Guarantee and Collateral Agreement, and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Guarantee and Collateral Agreement.
     IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF GRANTOR]
By:
Name:
Title:

ANNEX I-A to
Pledge Supplement
Supplements to Schedules
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
Supplement to Schedule 5

ANNEX II to
Guarantee and Collateral Agreement
     ASSUMPTION AGREEMENT, dated as of                           , 200   , made                                                                (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
WITNESSETH:
     WHEREAS, Medical Properties Trust, Inc. (“Holdings”), MPT Operating Partnership, L.P. (the “Borrower”), the Lenders and the Administrative Agent have entered into a Revolving Credit and Term Loan Agreement, dated as of November 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor), have entered into the Guarantee and Collateral Agreement, dated as of November 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;
     WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
     WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
     NOW, THEREFORE, IT IS AGREED:
1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex I-A hereto is hereby added to the information set forth in Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

ANNEX I-A to
Assumption Agreement
Supplements to Schedules
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
Supplement to Schedule 5

ANNEX III to
Guarantee and Collateral Agreement
ACKNOWLEDGMENT AND CONSENT
     The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of November 30, 2007 (the “Guarantee and Collateral Agreement”), made by the Grantors parties thereto for the benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee and Collateral Agreement.
1.	The undersigned will be bound by the terms of the Guarantee and Collateral Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.	The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Guarantee and Collateral Agreement

3.	The terms of Sections 6.1(c), 6.1(d) and 6.5 of the Guarantee and Collateral Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.1(c), 6.1(d) or 6.5 of the Guarantee and Collateral Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
[Date]
     MPT Operating Partnership, L.P. (the “Borrower”), hereby certifies as of the date hereof the following:
1.	Responsible Officer. The Responsible Officer signing this Compliance Certificate on behalf of the Borrower has read a copy of the Revolving Credit and Term Loan Agreement dated as of November 30, 2007 (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, MEDICAL PROPERTIES TRUST, INC., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent. Terms used herein and not otherwise defined herein shall have the meanings set forth in § 1.1 of the Credit Agreement. The Responsible Officer further certifies that, to the best of such Responsible Officer’s knowledge, each Loan Party during the period covered by the financial statements identified below has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default [except as specified herein].

2.	Total Leverage Ratio. The ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) of the Borrower [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurrence of Indebtedness by the Borrower or its Subsidiaries] does not exceed 55%; provided that, if such ratio does exceed 55%, it shall only be at the end of up to the prior two (2) consecutive fiscal quarters in one fiscal year and in no event does such ratio exceed 60%.

3.	Fixed Charge Coverage Ratio. The ratio of Total EBITDA to Total Fixed Charges for the four consecutive fiscal quarters of the Borrower prior to execution of this certificate is not less than 1.50 to 1.0.

4.	Mortgage Secured Leverage Ratio. The ratio of Mortgage Secured Indebtedness to Total Asset Value [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurrence of Indebtedness by the Borrower or its Subsidiaries] does not exceed 25%.

5.	Recourse Mortgage Secured Leverage Ratio. The ratio of Recourse Mortgage Secured Indebtedness to Total Asset Value [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurrence of Indebtedness by the Borrower or its Subsidiaries] does not ‘exceed 10%.

6.	Consolidated Adjusted Net Worth. The Consolidated Tangible Net Worth is not less than the sum of (i) 85% of Consolidated Tangible Net Worth on the Closing Date plus (ii) 85% of Net Cash Proceeds from issuances of Capital Stock by the Borrower or Holdings on or after the Closing Date.

7.	Floating Rate Debt. The ratio of Total Indebtedness that bears interest at a floating rate of interest to Total Asset Value [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurrence of Indebtedness by the Borrower or its Subsidiaries] does not exceed 30%.

8.	Facility Leverage Ratio. The ratio of Facility Indebtedness to Borrowing Base Value [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurrence of Indebtedness by the Borrower or its Subsidiaries] does not exceed 50%.

9.	Borrowing Base Interest Coverage Ratio. The ratio of Borrowing Base NOI for any period of four consecutive fiscal quarters of the Borrower to Facility Interest Expense for such period is greater than 2.0 to 1.0 [at the last day of the four consecutive fiscal quarters prior to the execution of this certificate] [or] [on the date of incurring Indebtedness by the Borrower or its Subsidiaries].

10.	Supporting Calculations. Attached hereto as Appendix I are all relevant calculations needed to determine the foregoing, including as to the calculation of Borrowing Base Value.

MPT OPERATING PARTNERSHIP, L.P.
By:
Name:
Title:

APPENDIX I
to Compliance Certificate
[Insert relevant calculations.]

EXHIBIT C
FORM OF CLOSING CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS AN OFFICER OF [LOAN PARTY NAMED HEREIN] AND ON BEHALF OF [LOAN PARTY] IN ITS CAPACITY AS [____________] OF [____________] AS FOLLOWS:
1. I am a [________________________] of [Loan Party], a [____________] [entity] (“__________________”).
2. Reference is made to that certain Revolving Credit and Term Loan Agreement, dated as of November 30, 2007 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Medical Properties Trust, Inc., a Maryland corporation, MPT Operating Partnership, L.P., a Delaware limited partnership, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, Keybank National Association, as syndication agent, and JPMorgan Chase Bank, NA., as administrative agent. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.
3. I have reviewed the terms of Section 5 of the Credit Agreement and the definitions and provisions contained in such credit agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4. Based on my review and examination described in paragraph 3 above, I hereby certify, on behalf of [Loan Party], that as of the date hereof:
a.	all of the representations contained in Section 4 of the Credit Agreement and in any of the other Loan Documents are true and correct in all material respects (except for representations and warranties which are qualified by materiality, which shall be true in all respects), on and as of the date hereof (except to the extent that such representations and warranties expressly speak as to a different specific date), and Goodwin Procter LLP is entitled to rely upon such representations and warranties in rendering its opinion; and

b.	no Event of Default has occurred and is continuing or would result from the making of the Loan.
5. Attached hereto as Exhibit A is the certificate of incorporation of [Loan Party], certified by the Secretary of State of [____________].
6. Attached hereto as Exhibit B is the long-form good standing certificate for [Loan Party] certified by the Secretary of State of [____________].
[Remainder of page intentionally left blank.]

     The foregoing certifications are made and delivered as of _________ ___, 200___.

[LOAN PARTY]
By:
Name:
Title:

EXHIBIT A to
Closing Certificate
Certificate of Incorporation

EXHIBIT B to
Closing Certificate
Good Standing Certificate

EXHIBIT D
FORM OF ASSIGNMENT AND ACCEPTANCE
     This ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Term Loan Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated’ herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	______________________________

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Revolving Credit and Term Loan Agreement, dated as of November 30, 2007, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., the institutions from time to time party thereto as lenders, Keybank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended and in effect from time to time.

6.	Assigned Interest:

			Aggregate Amount		Percentage
			of Commitment /	Amount of	Assigned of
		Facility	Loans for all	Commitment /	Commitment /
Assignor[s][1]	Assignee[s][2]	Assigned[3]	Lenders[4]	Loans Assigned	Loans[5]
		____________	$____________	$____________	____________%
		____________	$____________	$____________	____________%
		____________	$____________	$____________	____________%
[7.	Trade Date: __________________________][6]
Effective Date: _________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	List each Assignor, as appropriate.

[2]	List each Assignee, as appropriate.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

[4]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined a of the Trade Date.

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and]7 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:

MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By:
Name:
Title:][8]

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[8]	To be added if the consent of the Borrower is required pursuant to Section 10.6 of the Credit Agreement (e.g., no Event of Default has occurred and is continuing).

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Revolving Credit and Term Loan Agreement, dated as of
November 30, 2007, by and among Medical Properties Trust, Inc.,
MPT Operating Partnership, L.P., the several lenders from time to time parties thereto, Keybank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as Administrative Agent
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
FORM OF
BORROWING REQUEST
____________ ___, 200_
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders party to the
Credit Agreement referred to below
1111 Fannin Street, 10th Floor
Houston, Texas 77002
Attention: Loan and Agency Services Group
     Re: Borrowing Request
Ladies and Gentlemen:
     Reference is hereby made to that certain Revolving Credit and Term Loan Agreement dated as of November 30, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to them therein), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P. (the “Borrower”), the institutions from time to time party thereto as lenders, Keybank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent’).
     The Borrower hereby irrevocably requests, pursuant to Section [2.5] [2.7] of the Credit Agreement, a borrowing under the Credit Agreement and, in connection therewith, sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:
     (i) The funding date (which shall be a Business Day) of the Proposed Borrowing is ____________ ___, 200_.
     (ii) The aggregate amount of the Proposed Borrowing is $__________.1

[1]	Such amount for any Eurodollar borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR borrowing is made, such borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

     (iii) The Proposed Borrowing will be a borrowing of [Eurodollar Loans] [ABR [Loans] [Swingline Loans].2
     [(iv) The requested Interest Period for the Proposed Borrowing which is a borrowing of Eurodollar Loans is from __________ and ending __________ (for a total of ______ months).3]
     (v) The amount of the Available Revolving Commitments as of the date of this Borrowing Request is $_________, after giving effect to the amount of this Borrowing Request and of any Proposed Borrowings in any prior Borrowing Requests delivered by the Borrower, but not yet funded.
     [(vi) The amount by which $25,000,000 exceeds the aggregate principal amount of outstanding Swingline Loans is __________, which amount includes the amount of any Swingline Loans in this Proposed Borrowing.4]
     The Borrower hereby directs the Administrative Agent to disburse the proceeds of the Loans comprising the Proposed Borrowing on the funding date therefor by crediting the account of the Borrower on the books of the Administrative Agent, whereupon the proceeds of such Loans shall be deemed received by or for the benefit of the Borrower.
     The Borrower hereby certifies that the conditions precedent contained in Section 5.2 of the Credit Agreement are satisfied on the date hereof and will be satisfied on the funding date of the Proposed Borrowing, including that the Borrower is in compliance with the financial covenants set forth in Section 7.1. The Borrower hereby certifies that it will be in compliance with the financial covenants set forth in Sections 7.1(g) and 7.1(h) of the Credit Agreement on a pro forma basis on the funding date of the Proposed Borrowing, after giving effect to the Proposed Borrowing. Attached hereto are calculations in reasonable detail demonstrating such compliance, including as to the calculation of Borrowing Base Value.

MPT OPERATING PARTNERSHIP, L.P.
By:
Name:
Title:

[2]	Provided that there shall not be at anytime more than a total of 5 Eurodollar Tranches outstanding.

[3]	To be specified if the Proposed Borrowing is a borrowing of Eurodollar Loans. Such Interest Period must comply with the definition of “Interest Period” in the Credit Agreement.

[4]	To be specified if the Proposed Borrowing is a borrowing of Swingline Loans.

ATTACHMENT
to
Borrowing Request
Dated ____________ ___, 200__
[Attach pro forma covenant compliance certificate]

EXHIBIT H
FORM OF EXEMPTION CERTIFICATE
     Reference is made to the Revolving Credit and Term Loan Agreement, dated as of November 30, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Medical Properties Trust, Inc., a Maryland corporation, MPT Operating Partnership, L.P., a Delaware limited partnership, as borrower (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, Keybank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, [_______________], (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.19(d) of the Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in § 1.1 of the Credit Agreement.
The Non-U.S. Lender hereby represents and warrants that:
1.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Non-U.S. Lender further represents and warrants that:
a.	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

b.	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
3.	The Non-U.S. Lender is not a ten-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person with the meaning of Section 881(c)(3)(C) of the Code.
     IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:
Date: